Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2022

  Net income of $74.7 million, or $0.38 per diluted share, for the second quarter of 2022, compared to $82.6 million, or $0.41 per diluted share, for the first quarter of 2022.
  Income before income taxes of $108.8 million for the second quarter of 2022, compared to $125.6 million for the first quarter of 2022.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $118.8 million for the second quarter of 2022, compared to $111.8 million for the first quarter of 2022.
  Net interest income increased to $196.2 million for the second quarter of 2022, compared to $185.6 million for the first quarter of 2022, primarily due to the upward repricing of variable-rate commercial loans and interest-bearing cash balances maintained at the Federal Reserve Bank of New York (the “FED”), as well as a decrease in the premium amortization expense on U.S. agencies mortgage-backed securities (“MBS”). Net interest margin increased to 4.00% for the second quarter of 2022, compared to 3.81% for the first quarter of 2022.
  Provision for credit losses was an expense of $10.0 million ($6.3 million after-tax) or a decrease of $0.05 per diluted share for the second quarter of 2022, reflecting an overall increase in the loan portfolio, mainly in the auto loans and finance lease portfolios, and increased economic uncertainty that is reflected in the forecast of certain macro-economic variables and the related qualitative reserves. The provision for credit losses for the first quarter of 2022 was a net benefit of $13.8 million ($8.6 million after-tax) or an increase of $0.07 per diluted share.
  Non-interest income decreased by $2.0 million to $30.9 million for the second quarter of 2022, compared to $32.9 million for the first quarter of 2022. The decrease was mostly driven by seasonal contingent insurance commissions recognized in the first quarter of 2022.
  Non-interest expenses increased by $1.6 million to $108.3 million for the second quarter of 2022, compared to $106.7 million for the first quarter of 2022.
  Income tax expense was $34.1 million for the second quarter of 2022, compared to $43.0 million for the first quarter of 2022. The variance was primarily related to lower pre-tax income when compared to the prior quarter.
  Credit quality variances:
    Non-performing assets decreased by $9.0 million to $147.5 million as of June 30, 2022, compared to $156.5 million as of March 31, 2022. The decrease was mainly driven by a $4.2 million reduction in nonaccrual residential mortgage loans and a $3.0 million reduction in nonaccrual commercial and construction loans, primarily reflecting payoffs and paydowns received during the second quarter of 2022.
    An annualized net charge-offs to average loans ratio of 0.21% for the second quarter of 2022, compared to 0.24% for the first quarter of 2022.
  Total deposits, excluding brokered CDs and government deposits, decreased by $360.2 million to $14.1 billion as of June 30, 2022, primarily in the Puerto Rico region.
  Government deposits increased in the second quarter by $176.6 million and totaled $3.0 billion as of June 30, 2022, reflecting increases of $98.1 million in the Virgin Islands region, $77.2 million in the Puerto Rico region, and $1.3 million in the Florida region.
  Brokered CDs decreased by $11.7 million during the second quarter to $74.1 million as of June 30, 2022.
  Total loans increased in the second quarter by $103.9 million to $11.2 billion as of June 30, 2022. The variance consisted of increases of $130.7 million in consumer loans and $18.5 million in commercial and construction loans, partially offset by a $45.3 million decrease in residential mortgage loans. Excluding the $40.3 million decrease in the carrying value of the Small Business Administration Paycheck Protection Program (“SBA PPP”) loan portfolio, the growth in the commercial and construction loans portfolio was $58.8 million.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.4 billion in the second quarter of 2022, an increase of $280.8 million compared to the first quarter of 2022. The increase mainly reflects a $237.1 million increase in commercial and construction loan originations and a $39.7 million increase in consumer loan originations.
  During the second quarter of 2022, First BanCorp. repurchased approximately 7.07 million shares of its common stock through open market transactions for a total purchase price of approximately $100 million under the $350 million stock repurchase program announced on April 27, 2022.
  Capital ratios remained higher than required regulatory levels for bank holding companies and well-capitalized banks. Estimated total capital, common equity tier 1 capital (“CET1”), tier 1 capital, and leverage ratios were 19.98%, 17.23%, 17.23%, and 10.18%, respectively, as of June 30, 2022. On a non-GAAP basis, the tangible common equity ratio was 7.67% as of June 30, 2022.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 22, 2022--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $74.7 million, or $0.38 per diluted share, for the second quarter of 2022, compared to $82.6 million, or $0.41 per diluted share, for the first quarter of 2022, and $70.6 million, or $0.33 per diluted share, for the second quarter of 2021. Financial results for the second quarter of 2022 include an expense of $10.0 million ($6.3 million after-tax) or a decrease of $0.05 per diluted share recorded to the provision for credit losses, compared to a net benefit of $13.8 million ($8.6 million after-tax) or an increase of $0.07 per diluted share for the first quarter of 2022.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We continued to perform exceptionally well during the second quarter by leveraging our market position to strategically grow the balance sheet and continue improving the banking experience of our customers. We earned $74.7 million or $0.38 per diluted share during the quarter and reached a record pre-tax pre-provision income of $118.8 million, up 6.2% when compared to the first quarter of 2022 and 23% when compared to the second quarter last year. These results were achieved within the context of an uncertain global economic backdrop and highlight the strength of our franchise.

We continued to register loan growth across our targeted business segments during the quarter. Loan portfolio balances, excluding SBA PPP loans, grew by $144.2 million when compared to the first quarter of 2022, driven by increases of $130.7 million in consumer loans and $58.8 million in construction and commercial loans, partially offset by a decrease of $45.3 million in residential mortgages. Total loan originations, excluding credit card utilization activity, were very strong at $1.4 billion, an increase of $280.8 million when compared to the first quarter of 2022 primarily attributed to higher commercial and consumer loan originations. We expect that healthy loan pipelines coupled with steady recovery trends in our main market should result in sustained loan originations throughout the second half of the year. Core deposits, net of government deposits and brokered CDs, decreased by $360.2 million when compared to the first quarter of 2022, primarily in the Puerto Rico region, while government deposits grew by $176.6 million driven by increases in both Puerto Rico and the Virgin Islands. Average deposit balances decreased slightly during the quarter but are still 31% above pre-pandemic levels. Asset quality continued to improve with non-performing assets reaching 0.76% of total assets. Notwithstanding, we recorded an expense of $10.0 million to the provision for credit losses, primarily reflecting an overall increase in the loan portfolio and increased uncertainty that is reflected in the forecast of certain macroeconomic variables. We remain attentive to the potential impact of global inflation in our markets.

Our strategic focus remains centered around providing the best omnichannel experience to our clients. During the quarter, digital engagement continued to progress nicely with retail digital banking users growing by 4% and continuing to capture over 40% of deposit transactions through digital and self-service channels. Also, mobile Digital Banking users grew by 50% since the application was launched in April of this year. Most importantly, we partnered with an established fintech firm to provide a fully digital commercial lending platform for small business loans. We now have the ability to process consumer, mortgage, and small business loan applications through self-service digital platforms.

Finally, we continued to execute on our capital deployment plan and repurchased approximately 7.07 million shares of common stock for a total purchase price of $100 million under the previously-announced $350 million stock repurchase program. We believe that our fortress balance sheet, complemented by strong economic tailwinds in Puerto Rico, will contribute to the mitigation of rising market challenges and allow us to continue supporting our clients and delivering value to shareholders.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures, the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

SPECIAL ITEMS

The financial results for the second and first quarters of 2022 did not include any significant Special Items. The financial results for the second quarter of 2021 included the significant Special Items discussed below.

Quarter ended June 30, 2021

- Merger and restructuring costs of $11.0 million ($6.9 million after-tax) in connection with the Banco Santander Puerto Rico (“BSPR”) acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the second quarter of 2021 included approximately $1.7 million related to voluntary employee separation programs implemented in the Puerto Rico region and approximately $2.1 million related to service contracts cancellation penalties. In addition, merger and restructuring costs included expenses related to system conversions and other integration related efforts, and accelerated depreciation charges related to planned closures and consolidation of branches in accordance with the Corporation’s integration and restructuring plan.

- Costs of $1.1 million ($0.7 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $74.7 million for the second quarter of 2022, or $0.38 per diluted share, compared to $82.6 million for the first quarter of 2022, or $0.41 per diluted share. The following table shows the net income and earnings per diluted share for the second and first quarters of 2022 and reconciles, for the second quarter of 2021, the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above.

	Quarter Ended
	June 30, 2022	March 31, 2022	June 30, 2021
(In thousands, except per share information)
Net income, as reported (GAAP)	$74,695	$82,600	$70,558
Adjustments:
Merger and restructuring costs	-	-	11,047
COVID-19 pandemic-related expenses	-	-	1,105
Income tax impact of adjustments (1)	-	-	(4,557)
Adjusted net income (Non-GAAP)	$74,695	$82,600	$78,153
Preferred stock dividends	-	-	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$74,695	$82,600	$77,484
Weighted-average diluted shares outstanding	195,366	199,537	214,609
Earnings Per Share - diluted (GAAP)	$0.38	$0.41	$0.33
Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.38	$0.41	$0.36

(1) See Basis of Presentation for the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $108.8 million for the second quarter of 2022, compared to $125.6 million for the first quarter of 2022. Adjusted pre-tax, pre-provision income was $118.8 million for the second quarter of 2022, compared to $111.8 million for the first quarter of 2022. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

	Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
(Dollars in thousands)
Income before income taxes	$108,798	$125,625	$115,260	$112,735	$110,650
Add/Less: Provision for credit losses expense (benefit)	10,003	(13,802)	(12,209)	(12,082)	(26,155)
Add: COVID-19 pandemic-related expenses	-	-	4	640	1,105
Add: Merger and restructuring costs	-	-	1,853	2,268	11,047
Adjusted pre-tax, pre-provision income (1)	$118,801	$111,823	$104,908	$103,561	$96,647
Change from most recent prior quarter (amount)	$6,978	$6,915	$1,347	$6,914	$10,251
Change from most recent prior quarter (percentage)	6.2%	6.6%	1.3%	7.2%	11.9%

(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Net Interest Income
Interest income	$208,625	$197,854	$198,435	$200,172	$201,459
Interest expense	12,439	12,230	14,297	15,429	16,676
Net interest income	$196,186	$185,624	$184,138	$184,743	$184,783

Average Balances
Loans and leases	$11,102,310	$11,106,855	$11,108,997	$11,223,926	$11,560,731
Total securities, other short-term investments and interest-bearing cash balances	8,568,022	8,647,087	9,140,313	9,134,121	7,898,975
Average interest-earning assets	$19,670,332	$19,753,942	$20,249,310	$20,358,047	$19,459,706

Average interest-bearing liabilities	$11,567,228	$11,211,780	$11,467,480	$11,718,557	$12,118,631

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.25%	4.06%	3.89%	3.90%	4.15%
Average rate on interest-bearing liabilities - GAAP	0.43%	0.44%	0.49%	0.52%	0.55%
Net interest spread - GAAP	3.82%	3.62%	3.40%	3.38%	3.60%
Net interest margin - GAAP	4.00%	3.81%	3.61%	3.60%	3.81%

Net interest income amounted to $196.2 million for the second quarter of 2022, an increase of $10.6 million, compared to $185.6 million for the first quarter of 2022. The increase in net interest income was mainly due to:

  A $3.2 million increase in interest income on investment securities, primarily reflecting the effects of a lower U.S. agencies MBS premium amortization expense associated to lower actual and expected prepayments, and the effects of higher reinvestment yields in the investment securities portfolio.
  A $3.1 million increase in interest income on consumer loans and finance leases, primarily due to an increase of approximately $105.8 million in the average balance of this portfolio, which resulted in an increase in interest income of approximately $2.5 million and the favorable impact of one additional day in the second quarter, which resulted in an increase in interest income of approximately $0.8 million.
  A $2.6 million increase in interest income on commercial and construction loans, primarily due to: (i) the upward repricing of variable-rate commercial and construction loans, which resulted in an increase of approximately $3.5 million in interest income, (ii) the effects in the second quarter of interest income of approximately $0.8 million realized from deferred interest recognized on three commercial loans paid off, and (iii) the positive effect of one additional day in the second quarter, which resulted in an increase of approximately $0.7 million in this portfolio, partially offset by (iv) a $1.2 million decrease in interest income from SBA PPP loans and (v) $1.1 million collected on a nonaccrual commercial loan in the first quarter of 2022.
  A $2.1 million increase in interest income from interest-bearing cash balances, which consisted primarily of deposits maintained at the FED, with an average yield of 0.75% during the second quarter of 2022 compared to 0.18% in the first quarter of 2022, mainly attributable to increases in the federal funds target rate during the second quarter of 2022.

Partially offset by:

  A $0.2 million decrease in interest income on residential mortgage loans primarily due to a decrease of $70.2 million in the average balance of this portfolio, partially offset by an improvement in the average yield of the residential mortgage portfolio.
  A $0.2 million increase in interest expense, which includes $0.6 million mainly related to the upward repricing of floating rate junior subordinated debentures and, to a lesser extent, $452.2 million in average balances of demand deposit accounts that were converted to interest bearing at the end of the first quarter of 2022, partially offset by a $0.3 million decrease due to the full effect in the second quarter of 2022 associated with the repayment of a $100 million repurchase agreement that carried a cost of 2.26% and matured early in the first quarter of 2022.

Net interest margin for the second quarter of 2022 increased to 4.00%, when compared to 3.81% for the first quarter of 2022.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
(In thousands)
Service charges and fees on deposit accounts	$9,466	$9,363	$9,502	$8,690	$8,788
Mortgage banking activities	4,082	5,206	5,223	6,098	6,404
Other operating income	17,393	18,289	15,653	15,158	14,692
Non-interest income	$30,941	$32,858	$30,378	$29,946	$29,884

Non-interest income amounted to $30.9 million for the second quarter of 2022, compared to $32.9 million for the first quarter of 2022. The $2.0 million decrease in non-interest income was mainly due to:

  A $2.3 million decrease in insurance income, included as part of Other operating income in the table above, reflecting the effect of seasonal contingent commissions of $3.0 million recorded in the first quarter of 2022 based on the prior year’s production of insurance policies.
  A $1.1 million decrease in revenues from mortgage banking activities, mainly driven by a decrease in net realized gains on sales of residential mortgage loans in the secondary market due to a lower volume of sales. During the second and first quarters of 2022, net gains of $2.2 million and $3.5 million, respectively, were recognized as a result of Government National Mortgage Association (“GNMA”) securitization transactions and whole loan sales to U.S. government-sponsored entities (“GSEs”) amounting to $64.2 million and $93.9 million, respectively.

Partially offset by:

  A $0.6 million net increase in transactional fee income from credit and debit cards, point-of-sale terminals (“POS”), ATMs, and merchant transactions, mainly due to higher transactional volumes.
  A $0.9 million gain on the sale of a banking facility related to branch consolidation efforts.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
(In thousands)
Employees' compensation and benefits	$51,304	$49,554	$49,681	$50,220	$49,714
Occupancy and equipment	21,505	22,386	21,589	23,306	24,116
Deposit insurance premium	1,466	1,673	1,253	1,381	1,922
Other insurance and supervisory fees	2,303	2,235	2,127	2,249	2,360
Taxes, other than income taxes	4,689	5,018	5,138	5,238	5,576
Professional service fees:
Collections, appraisals and other credit-related fees	1,075	909	874	1,451	1,080
Outsourcing technology services	7,636	6,905	7,909	8,878	11,946
Other professional fees	3,325	2,780	3,154	3,225	3,738
Credit and debit card processing expenses	5,843	4,121	5,523	5,573	6,795
Business promotion	4,042	3,463	5,794	3,370	3,225
Communications	1,978	2,151	2,268	2,250	2,407
Net gain on OREO operations	(1,485)	(720)	(1,631)	(2,288)	(139)
Merger and restructuring costs	-	-	1,853	2,268	11,047
Other	4,645	6,184	5,933	6,915	6,385
Total	$108,326	$106,659	$111,465	$114,036	$130,172

Non-interest expenses amounted to $108.3 million in the second quarter of 2022, an increase of $1.6 million from $106.7 million in the first quarter of 2022. The $1.6 million increase reflects, among other things, the following significant variances:

  A $1.8 million increase in employees’ compensation and benefits expense, driven by a $1.0 million increase in compensation expense and a $1.6 million increase in bonus expense and other incentives, partially offset by a $0.9 million decrease in payroll taxes and other employee expenses.
  A $1.7 million increase in credit and debit card processing expenses, primarily related to credit card networks expense incentive of $1.0 million received in the first quarter of 2022, as well as higher transaction volumes.
  A $1.4 million increase in professional service fees, mainly due to a $0.7 million increase in outsourcing technology service fees mainly related to the reversal of technology processing and data-related costs of the acquired BSPR operations in the first quarter of 2022 and a $0.6 million increase in consulting fees driven by various technology projects.
  A $0.6 million increase in business promotion expenses, mainly related to a credit card loyalty rewards program adjustment recognized in the first quarter of 2022 to reduce the credit card rewards estimated liability based on updated lower historical trends of customer redemption rates.

Partially offset by:

  A $1.5 million decrease in other non-interest expenses, mainly driven by the reversal of a $1.0 million sundry loss reserve as a result of the resolution of an operational loss during the second quarter of 2022.
  A $0.9 million decrease in occupancy and equipment costs, primarily related to a reduction in rental expense and depreciation charges mainly due to the consolidation of additional branches during the first quarter of 2022 and the resolution of a rent contingency during the second quarter of 2022.
  A $0.8 million increase in net gains on other real estate owned (“OREO”) operations, mainly due to a $0.9 million increase in net realized gains on sales of OREO properties, primarily residential properties in the Puerto Rico region.

INCOME TAXES

The Corporation recorded an income tax expense of $34.1 million for the second quarter of 2022, compared to $43.0 million for the first quarter of 2022. The variance was primarily related to lower pre-tax income when compared to the prior quarter.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, decreased to 31.7% compared to 32.9% for the first quarter of 2022, mostly attributable to a higher proportion of exempt to taxable income when compared to prior quarter. As of June 30, 2022, the Corporation had a deferred tax asset of $167.0 million, net of a valuation allowance of $166.4 million against the deferred tax assets. The Corporation’s banking subsidiary, FirstBank, had a deferred tax asset of $166.9 million net of a valuation allowance of $127.7 million.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Nonaccrual loans held for investment:
Residential mortgage	$44,588	$48,818	$55,127	$60,589	$121,695
Commercial mortgage	24,753	26,576	25,337	26,812	27,242
Commercial and Industrial	17,079	18,129	17,135	18,990	18,835
Construction	2,375	2,543	2,664	6,093	6,175
Consumer and finance leases	10,315	10,964	10,454	9,657	8,703
Total nonaccrual loans held for investment	$99,110	$107,030	$110,717	$122,141	$182,650
OREO	41,706	42,894	40,848	43,798	66,586
Other repossessed property	3,840	3,823	3,687	3,550	3,470
Other assets (1)	2,809	2,727	2,850	2,894	2,928
Total non-performing assets (2)	$147,465	$156,474	$158,102	$172,383	$255,634

Past due loans 90 days and still accruing (3)	$94,485	$118,798	$115,448	$148,322	$144,262
Nonaccrual loans held for investment to total loans held for investment	0.88%	0.96%	1.00%	1.10%	1.60%
Nonaccrual loans to total loans	0.88%	0.96%	1.00%	1.09%	1.60%
Non-performing assets to total assets	0.76%	0.79%	0.76%	0.81%	1.20%

(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority ("PRHFA") held as part of the available-for-sale debt securities portfolio.
(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses ("CECL") on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $15.3 million as of June 30, 2022 (March 31, 2022 - $18.0 million; December 31, 2021 - $20.6 million; September 30, 2021 - $22.1 million; June 30, 2021 - $24.6 million).

(3)	These include rebooked loans, which were previously pooled into GNMA securities, amounting to $10.8 million as of June 30, 2022 (March 31, 2022 - $9.5 million;

December 31, 2021 - $7.2 million; September 30, 2021 - $8.5 million; June 30, 2021 - $8.0 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $9.0 million to $147.5 million as of June 30, 2022, compared to $156.5 million as of March 31, 2022. Total nonaccrual loans held for investment decreased by $7.9 million to $99.1 million as of June 30, 2022, compared to $107.0 million as of March 31, 2022.

  The decrease in non-performing assets was mainly driven by:

  - A $4.2 million decrease in nonaccrual residential mortgage loans, mainly related to $5.3 million of loans restored to accrual status, $1.6 million of collections, and $1.2 million of loans transferred to OREO, partially offset by inflows of $4.4 million.

  - A $3.0 million decrease in nonaccrual commercial and construction loans mainly related to payoffs and paydowns received during the second quarter.

  - A $1.2 million decrease in the OREO portfolio balance, mainly in the Puerto Rico region.
  Inflows to nonaccrual loans held for investment were $16.4 million, a $5.2 million decrease compared to inflows of $21.6 million in the first quarter of 2022. Inflows to nonaccrual consumer loans were $11.4 million, a decrease of $0.4 million compared to inflows of $11.8 million in the first quarter of 2022. Inflows to nonaccrual residential mortgage loans were $4.4 million in the second quarter of 2022, a decrease of $0.9 million compared to inflows of $5.3 million in the first quarter of 2022. Inflows to nonaccrual commercial and construction loans were $0.6 million in the second quarter of 2022, a decrease of $3.9 million compared to inflows of $4.5 million in the first quarter of 2022. See Early Delinquency below for additional information.
  Adversely classified commercial and construction loans decreased by $5.4 million to $170.7 million as of June 30, 2022.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $394.5 million as of June 30, 2022, down $10.2 million from March 31, 2022. Approximately $345.4 million of total TDR loans held for investment were in accrual status as of June 30, 2022. These figures exclude $55.1 million of government-guaranteed TDR residential mortgage loans (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $92.2 million as of June 30, 2022, a decrease of $8.2 million, compared to $100.4 million as of March 31, 2022. The variances by major portfolio categories are as follows:

- Commercial and construction loans in early delinquency decreased in the second quarter by $19.0 million to $5.6 million as of June 30, 2022, primarily due to the renewal of four commercial and construction relationships totaling $14.0 million that had matured during the previous quarter, the migration to the 90 days or more past due and still accruing category of a $2.6 million matured commercial and industrial loan that is in the process of renewal but for which the Corporation continues to receive principal and interest payments from the borrower, and the payoff of a $1.8 million commercial and industrial loan that had matured during the previous quarter.

- Consumer loans in early delinquency increased by $9.6 million to $53.3 million, mainly in auto loans, and residential mortgage loans in early delinquency increased by $1.2 million to $33.3 million.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the second and first quarters of 2022:

	Quarter ended June 30, 2022
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$68,820	$68,764	$107,863	$245,447	$1,359	$12,324	$711	$259,841
Provision for credit losses - (benefit) expense	(2,797)	314	15,148	12,665	812	(3,439)	(35)	10,003
Net (charge-offs) recoveries	(792)	1,764	(6,932)	(5,960)	-	-	-	(5,960)
Allowance for credit losses, end of period	$65,231	$70,842	$116,079	$252,152	$2,171	$8,885	$676	$263,884
Amortized cost of loans and finance leases	$2,851,685	$5,248,340	$3,106,849	$11,206,874
Allowance for credit losses on loans to amortized cost	2.29%	1.35%	3.74%	2.25%

	Quarter ended March 31, 2022
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$74,837	$91,103	$103,090	$269,030	$1,537	$8,571	$1,105	$280,243
Provision for credit losses - (benefit) expense	(4,871)	(23,099)	10,981	(16,989)	(178)	3,753	(388)	(13,802)
Net (charge-offs) recoveries	(1,146)	760	(6,208)	(6,594)	-	-	(6)	(6,600)
Allowance for credit losses, end of period	$68,820	$68,764	$107,863	$245,447	$1,359	$12,324	$711	$259,841
Amortized cost of loans and finance leases	$2,891,699	$5,229,866	$2,976,140	$11,097,705
Allowance for credit losses on loans to amortized cost	2.38%	1.31%	3.62%	2.21%

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

  As of June 30, 2022, the ACL for loans and finance leases was $252.1 million, an increase of $6.7 million, from $245.4 million as of March 31, 2022. The ACL for consumer loans increased by $8.2 million, primarily reflecting the effect of the increase in the size of the auto loans and finance lease portfolios. The ACL for commercial and construction loans increased $2.1 million, primarily as a result of increased economic uncertainty that is reflected in the forecast of certain macro-economic variables and the related qualitative reserves. On the other hand, the ACL for residential mortgage loans decreased by $3.6 million, primarily due to the overall reduction in the size of this portfolio.
  The provision for credit losses on loans and finance leases was an expense of $12.7 million for the second quarter of 2022, compared to a net benefit of $17.0 million in the first quarter of 2022.

- Provision for credit losses for the commercial and construction loan portfolio was an expense of $0.3 million for the second quarter of 2022, compared to a net benefit of $23.1 million in the first quarter of 2022. The benefit recognized during the first quarter of 2022 was related to reductions in qualitative reserves associated with a positive long-term outlook of forecasted macroeconomic variables, primarily in the commercial real estate price index, as a result of a reduced impact of the Omicron variant.

- Provision for credit losses for the consumer loans and finance leases portfolio was an expense of $15.2 million for the second quarter of 2022, compared to an expense of $11.0 million in the first quarter of 2022, primarily reflecting the effect of the increase in the size of the auto loans and finance lease portfolios.

- Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $2.8 million for the second quarter of 2022, compared to a net benefit of $4.9 million in the first quarter of 2022. The net benefit recorded for the second quarter of 2022 was primarily related to the overall decrease in the size of the residential mortgage portfolio.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.25% as of June 30, 2022, compared to 2.21% as of March 31, 2022. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 254% as of June 30, 2022, compared to 229% as of March 31, 2022.

Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio:

	Quarter Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021		June 30, 2021

Residential mortgage	0.11%	0.15%	0.13%	2.94%	(1)	0.24%
Commercial mortgage	-0.22%	0.00%	0.01%	0.07%		0.01%
Commercial and industrial	-0.07%	-0.10%	0.10%	-0.04%		-0.74%
Construction	-0.09%	-0.03%	-0.03%	-0.08%		-0.09%
Consumer loans and finance leases	0.91%	0.85%	0.75%	0.64%		1.72%
Total loans	0.21%	0.24%	0.26%	0.99%	(1)	0.27%

(1)

Includes net charge-offs totaling $23.1 million associated with a bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge-offs to related average loans for the third quarter of 2021 was 0.05% and 0.17%, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $6.0 million for the second quarter of 2022, or an annualized 0.21% of average loans, compared to $6.6 million, or an annualized 0.24% of average loans, in the first quarter of 2022. The decrease of $0.6 million in net charge-offs included the following:

  A $1.0 million increase in commercial and construction loan net recoveries mainly related to $1.2 million in recoveries recorded in the second quarter of 2022 on two commercial mortgage relationships.
  A $0.3 million decrease in residential mortgage loan net charge-offs.

Partially offset by:

  A $0.7 million increase in consumer loan net charge-offs, primarily reflecting increases in charge-offs taken on credit cards and personal loans.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of June 30, 2022, the ACL for off-balance sheet credit exposures was $2.2 million, an increase of $0.8 million from $1.4 million as of March 31, 2022.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of June 30, 2022, the ACL for held-to-maturity debt securities consisted of Puerto Rico municipal bonds. As of June 30, 2022, the ACL for held-to-maturity debt securities was $8.9 million, compared to $12.3 million as of March 31, 2022. The decrease on the ACL is mostly related to a reduction in qualitative reserves driven by updated financial information received during the second quarter of 2022.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $19.5 billion as of June 30, 2022, down $397.4 million from March 31, 2022.

The following variances within the main components of total assets are noted:

  A $432.7 million decrease in cash and cash equivalents mainly related to the overall decline in total deposits, the deployment of liquidity into U.S. agencies MBS, funding of new loan originations, and the repurchase of approximately 7.07 million shares of common stock for a total purchase price of approximately $100 million.
  A $59.1 million decrease in investment securities, mainly driven by a $175.9 million decrease in the fair value of available-for-sale debt securities attributable to changes in market interest rates, and the prepayments of approximately $166.6 million of U.S. agencies MBS, partially offset by purchases of U.S. agencies MBS totaling $280.2 million which were classified as part of the held-to-maturity debt securities portfolio.
  A $103.9 million increase in total loans. The increase consisted of a $60.8 million increase in the Puerto Rico region and a $46.2 million increase in the Florida region, partially offset by a reduction of $3.1 million in the Virgin Islands region. On a portfolio basis, the increase consisted of a $130.7 million increase in consumer loans (including a $101.0 million increase in auto loans and finance leases) and an increase of $18.5 million in commercial and construction loans (net of the $40.3 million decrease in the carrying value of the SBA PPP loan portfolio), partially offset by a reduction of $45.3 million in residential mortgage loans. Excluding the $40.3 million decrease in the carrying value of the SBA PPP loan portfolio, commercial and construction loans increased by $58.8 million mainly reflecting the origination of loans related to seven commercial and industrial relationships, each in excess of $10 million, amounting to $133.8 million, partially offset by a decrease of $36.4 million in the balance of floor plan lines of credit, and payoffs and paydowns.

  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.4 billion in the second quarter of 2022, an increase of $280.8 million compared to the first quarter of 2022. The increase in total loan originations consisted of: (i) a $237.1 million increase in commercial and construction loan originations; (ii) a $39.7 million increase in consumer loan originations; and (iii) a $4.0 million increase in residential mortgage loan originations.

  Total loan originations in the Puerto Rico region amounted to $993.8 million in the second quarter of 2022, an increase of $136.0 million when compared to $857.8 million in the first quarter of 2022. The $136.0 million net increase in total loan originations in the Puerto Rico region consisted of: (i) a $104.2 million increase in commercial and construction loan originations; (ii) a $37.9 million increase in consumer loan originations; and (iii) a $6.1 million decrease in residential mortgage loan originations.

  Total loan originations in the Florida region amounted to $328.0 million in the second quarter of 2022, compared to $202.8 million in the first quarter of 2022. The increase of $125.2 million in total loan originations in the Florida region consisted of: (i) a $115.5 million increase in commercial and construction loan originations; (ii) a $9.4 million increase in residential mortgage loan originations; and (iii) a $0.3 million increase in consumer loan originations.

  Total loan originations in the Virgin Islands region amounted to $36.8 million in the second quarter of 2022, compared to $17.2 million in the first quarter of 2022. The increase of $19.6 million in total loan originations in the Virgin Islands region consisted of: (i) a $17.4 million increase in commercial and construction loan originations; (ii) a $1.5 million increase in consumer loan originations; and (iii) a $0.7 million increase in residential mortgage loan originations.

Total liabilities were approximately $18.0 billion as of June 30, 2022, down $174.2 million from March 31, 2022.

The decrease in total liabilities was mainly due to:

  A $360.2 million decrease in total deposits, excluding brokered CDs and government deposits, reflecting reductions of $425.5 million in the Puerto Rico region and $19.0 million in the Virgin Islands region, partially offset by an increase of $84.3 million in the Florida region.
  A $11.7 million decrease in brokered CDs.

Partially offset by:

  A $176.6 million increase in government deposits, consisting of increases of $98.1 million in the Virgin Islands region, $77.2 million in the Puerto Rico region, and $1.3 million in the Florida region. The increase in the Virgin Islands region was primarily related to income tax collections made by the central government and the increase reflected in the Puerto Rico region was primarily related to municipal tax collections.

Total stockholders’ equity amounted to $1.6 billion as of June 30, 2022, a decrease of $223.2 million from March 31, 2022. The decrease was driven by the $175.9 million increase in other comprehensive loss (“OCL”) directly related to reductions in the fair value of available-for-sale debt securities due to changes in market interest rates, the repurchase of approximately 7.07 million shares of common stock for a total purchase price of approximately $100 million as part of the $350 million stock repurchase program announced in April 2022, and $23.4 million in quarterly dividends declared to common stock shareholders. These variances were partially offset by earnings generated in the second quarter.

As of June 30, 2022, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 17.23%, 17.23%, 19.98%, and 10.18%, respectively, as of June 30, 2022, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.71%, 17.71%, 20.44%, and 10.35%, respectively, as of March 31, 2022.

Meanwhile, estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 17.16%, 18.00%, 19.25%, and 10.63%, respectively, as of June 30, 2022, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.09%, 18.93%, 20.17%, and 11.07%, respectively, as of March 31, 2022.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 7.67% as of June 30, 2022, compared to 8.63% as of March 31, 2022. The decrease in tangible common equity includes a $175.9 million increase in OCL.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
(In thousands, except ratios and per share information)
Tangible Equity:
Total equity - GAAP	$1,557,916	$1,781,102	$2,101,767	$2,197,965	$2,204,955
Preferred equity	-	-	-	(36,104)	(36,104)
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(599)	(873)	(1,198)	(1,992)	(2,855)
Core deposit intangible	(24,736)	(26,648)	(28,571)	(30,494)	(32,416)
Insurance customer relationship intangible	(89)	(127)	(165)	(203)	(241)

Tangible common equity	$1,493,881	$1,714,843	$2,033,222	$2,090,561	$2,094,728

Tangible Assets:
Total assets - GAAP	$19,531,635	$19,929,037	$20,785,275	$21,256,154	$21,369,962
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(599)	(873)	(1,198)	(1,992)	(2,855)
Core deposit intangible	(24,736)	(26,648)	(28,571)	(30,494)	(32,416)
Insurance customer relationship intangible	(89)	(127)	(165)	(203)	(241)

Tangible assets	$19,467,600	$19,862,778	$20,716,730	$21,184,854	$21,295,839

Common shares outstanding	191,626	198,701	201,827	206,496	210,649

Tangible common equity ratio	7.67%	8.63%	9.81%	9.87%	9.84%
Tangible book value per common share	$7.80	$8.63	$10.07	$10.12	$9.94

Exposure to Puerto Rico Government

As of June 30, 2022, the Corporation had $353.2 million of direct exposure to the Puerto Rico government, its municipalities and public corporations, compared to $356.8 million as of March 31, 2022. As of June 30, 2022, approximately $187.6 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $121.8 million consisted of municipal revenue or special obligation bonds. The Corporation’s total direct exposure to the Puerto Rico government also included $11.7 million in loans extended to an affiliate of a public corporation, $28.7 million in loans to an agency of the Puerto Rico central government, and obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.4 million (fair value of $2.8 million as of June 30, 2022), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $0.6 million as of June 30, 2022, of which $0.4 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $178.4 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity debt securities. As of June 30, 2022, the ACL for these securities was $8.9 million, compared to $12.3 million as of March 31, 2022.

As of each June 30, 2022 and March 31, 2022, the Corporation had $2.3 billion of public sector deposits in Puerto Rico. Approximately 26% of the public sector deposits as of June 30, 2022, was from municipalities and municipal agencies in Puerto Rico and 74% was from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Friday, July 22, 2022, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: fbpinvestor.com or through a dial-in telephone number at (844) 200-6205 or (929) 526–1599 for international callers. The participant access code is 030860. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, fbpinvestor.com, until July 22, 2023. A telephone replay will be available one hour after the end of the conference call through August 19, 2022 at (929) 458-6194 or (866) 813-9403 for international callers. The replay access code is 577598.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict.

Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the impact of rising interest rates and inflation on the Corporation, including a decrease in demand for new mortgage loan originations and refinancings, increased competition for borrowers, and increase in non-interest expenses which would have an impact on the Corporation’s margins and may have an adverse impact on origination volumes and financial performance; uncertainties relating to the impact of the COVID-19 pandemic, including new variants and mutations of the virus, such as the Omicron variant, and the efficacy and acceptance of various vaccines and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that the COVID-19 pandemic may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to the COVID-19 pandemic and the Corporation’s participation in any such responses or programs, such as the SBA PPP established by the CARES Act of 2020, as amended, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the Corporation’s acquisition of BSPR, including the risk that the Corporation may not realize, either fully or on a timely basis, the cost savings and any other synergies from the acquisition that the Corporation expected, because of deposit attrition, customer loss and/or revenue loss as a result of unexpected factors or events, including those that are outside of our control, and any future business acquisitions or dispositions; uncertainty as to the ultimate outcome of the recently approved debt restructuring plan of Puerto Rico (“Plan of Adjustment” or “PoA”) and the 2022 Fiscal Plan for Puerto Rico as certified by the Financial Oversight Management Board for Puerto Rico, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; the impact that a resumption of the slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the availability of wholesale funding sources, such as securities sold under agreements to repurchase, Federal Home Loan Bank (“FHLB”) advances and brokered CDs; the effect of a resumption of deteriorating economic conditions in the real estate markets and the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which may contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the continuing impact of the COVID-19 pandemic, or geopolitical concerns, such as the ongoing conflict in Ukraine, on forecasts of economic variables considered for the determination of the ACL required by the CECL accounting standard; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic, which may reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty about the effect of the cessation of the London Interbank Offered Rate, which could adversely affect the Corporation’s results of operations, cash flows, and liquidity; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s available-for-sale securities portfolio uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation (the “FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking”, identity theft and state-sponsored cyberthreats, and the occurrence of any of which may result in misuse or misappropriation of confidential or proprietary information and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes them to be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, and other intangibles. Tangible assets are total assets less goodwill and other intangibles. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics, such as the COVID-19 pandemic. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as merger and restructuring costs in connection with the acquisition of BSPR and related integration and restructuring efforts, and costs incurred in connection with the COVID-19 pandemic response efforts, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the second and first quarters of 2022, the second quarter of 2021 and the six-month period ended June 30, 2022 and 2021, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Six-Month Period Ended
(Dollars in thousands)	June 30,2022	March 31, 2022	June 30,2021	June 30,2022	June 30,2021
Net Interest Income
Interest Income - GAAP	$208,625	$197,854	$201,459	$406,479	$396,101
Unrealized (gain) loss on derivative instruments	(9)	(15)	7	(24)	(18)
Interest income excluding valuations	208,616	197,839	201,466	406,455	396,083
Tax-equivalent adjustment	9,389	7,219	6,129	16,608	10,681
Interest income on a tax-equivalent basis and excluding valuations	$218,005	$205,058	$207,595	$423,063	$406,764

Interest Expense - GAAP	$12,439	$12,230	$16,676	$24,669	$35,053

Net interest income - GAAP	$196,186	$185,624	$184,783	$381,810	$361,048

Net interest income excluding valuations	$196,177	$185,609	$184,790	$381,786	$361,030

Net interest income on a tax-equivalent basis and excluding valuations	$205,566	$192,828	$190,919	$398,394	$371,711

Average Balances
Loans and leases	$11,102,310	$11,106,855	$11,560,731	$11,104,571	$11,663,924
Total securities, other short-term investments and interest-bearing cash balances	8,568,022	8,647,087	7,898,975	8,607,337	7,208,803
Average Interest-Earning Assets	$19,670,332	$19,753,942	$19,459,706	$19,711,908	$18,872,727
Average Interest-Bearing Liabilities	$11,567,228	$11,211,780	$12,118,631	$11,390,486	$11,967,743

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.25%	4.06%	4.15%	4.16%	4.23%
Average rate on interest-bearing liabilities - GAAP	0.43%	0.44%	0.55%	0.44%	0.59%
Net interest spread - GAAP	3.82%	3.62%	3.60%	3.72%	3.64%
Net interest margin - GAAP	4.00%	3.81%	3.81%	3.91%	3.86%

Average yield on interest-earning assets excluding valuations	4.25%	4.06%	4.15%	4.16%	4.23%
Average rate on interest-bearing liabilities excluding valuations	0.43%	0.44%	0.55%	0.44%	0.59%
Net interest spread excluding valuations	3.82%	3.62%	3.60%	3.72%	3.64%
Net interest margin excluding valuations	4.00%	3.81%	3.81%	3.91%	3.86%

Average yield on interest-earning assets on a tax-equivalent basis
and excluding valuations	4.45%	4.21%	4.28%	4.33%	4.35%
Average rate on interest-bearing liabilities	0.43%	0.44%	0.55%	0.44%	0.59%
Net interest spread on a tax-equivalent basis and excluding valuations	4.01%	3.77%	3.73%	3.89%	3.76%
Net interest margin on a tax-equivalent basis and excluding valuations	4.19%	3.96%	3.94%	4.08%	3.97%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

  Adjusted net income – The adjusted net income amount for the second quarter of 2021 reflects the following exclusions:
    Merger and restructuring costs of $11.0 million related to transaction costs and restructuring initiatives in connection with the acquisition of BSPR.
    COVID-19 pandemic-related expenses of $1.1 million.
    The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:
      Tax benefit of $4.1 million related to merger and restructuring costs in connection with the acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
      Tax benefit of $0.4 million in connection with COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).

Management believes that the presentation of adjusted net income enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	June 30, 2022	March 31, 2022	December 31, 2021
(In thousands, except for share information)
ASSETS
Cash and due from banks	$1,261,590	$1,694,066	$2,540,376
Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	1,633	1,883	2,382
Total money market investments	1,933	2,183	2,682
Investment securities available for sale, at fair value (ACL of $676 as of June 30, 2022; $711 as of March 31, 2022; $1,105 as of December 31, 2021)	6,081,120	6,424,660	6,453,761
Investment securities held to maturity, at amortized cost, net of ACL of $8,885 as of June 30, 2022, $12,324 as of March 31, 2022, and $8,571 as of December 31, 2021	449,342	165,735	169,562
Equity securities	32,843	32,014	32,169
Total investment securities	6,563,305	6,622,409	6,655,492
Loans, net of ACL (June 30, 2022 - $252,152; March 31, 2022 - $245,447; December 31, 2021 - $269,030)	10,954,722	10,852,258	10,791,628
Loans held for sale, at lower of cost or market	22,601	27,905	35,155
Total loans, net	10,977,323	10,880,163	10,826,783
Premises and equipment, net	145,395	145,850	146,417
OREO	41,706	42,894	40,848
Accrued interest receivable on loans and investments	62,501	57,425	61,507
Deferred tax asset, net	166,999	176,775	208,482
Goodwill	38,611	38,611	38,611
Intangible assets	25,424	27,648	29,934
Other assets	246,848	241,013	234,143
Total assets	$19,531,635	$19,929,037	$20,785,275
LIABILITIES
Deposits:
Non-interest-bearing deposits	$6,286,922	$6,344,385	$7,027,513
Interest-bearing deposits	10,853,206	10,991,018	10,757,381
Total deposits	17,140,128	17,335,403	17,784,894
Securities sold under agreements to repurchase	200,000	200,000	300,000
Advances from the FHLB	200,000	200,000	200,000
Other borrowings	183,762	183,762	183,762
Accounts payable and other liabilities	249,829	228,770	214,852
Total liabilities	17,973,719	18,147,935	18,683,508
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, authorized, 2,000,000,000 shares; 223,663,116 shares issued	22,366	22,366	22,366
Less: Treasury stock (at par value)	(3,203)	(2,496)	(2,183)
Common stock outstanding (June 30, 2022 - 191,626,336; March 31, 2022 - 198,700,871;	19,163	19,870	20,183
December 31, 2021 - 201,826,505)
Additional paid-in capital	589,175	687,070	738,288
Retained earnings	1,541,334	1,489,995	1,427,295
Accumulated other comprehensive loss	(591,756)	(415,833)	(83,999)
Total stockholdersʼ equity	1,557,916	1,781,102	2,101,767
Total liabilities and stockholdersʼ equity	$19,531,635	$19,929,037	$20,785,275

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Six-Month Period Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
(In thousands, except per share information)
Net interest income:
Interest income	$208,625	$197,854	$201,459	$406,479	$396,101
Interest expense	12,439	12,230	16,676	24,669	35,053
Net interest income	196,186	185,624	184,783	381,810	361,048
Provision for credit losses - expense (benefit):
Loans	12,665	(16,989)	(26,302)	(4,324)	(40,745)
Unfunded loan commitments	812	(178)	(1,669)	634	(2,375)
Debt securities	(3,474)	3,365	1,816	(109)	1,713
Provision for credit losses - expense (benefit)	10,003	(13,802)	(26,155)	(3,799)	(41,407)
Net interest income after provision for credit losses	186,183	199,426	210,938	385,609	402,455

Non-interest income:
Service charges and fees on deposit accounts	9,466	9,363	8,788	18,829	17,092
Mortgage banking activities	4,082	5,206	6,404	9,288	13,677
Other non-interest income	17,393	18,289	14,692	35,682	30,071
Total non-interest income	30,941	32,858	29,884	63,799	60,840

Non-interest expenses:
Employees’ compensation and benefits	51,304	49,554	49,714	100,858	100,556
Occupancy and equipment	21,505	22,386	24,116	43,891	48,358
Business promotion	4,042	3,463	3,225	7,505	6,195
Professional service fees	12,036	10,594	16,764	22,630	34,465
Taxes, other than income taxes	4,689	5,018	5,576	9,707	11,775
Insurance and supervisory fees	3,769	3,908	4,282	7,677	8,632
Net (gain) loss on OREO operations	(1,485)	(720)	(139)	(2,205)	1,759
Merger and restructuring costs	-	-	11,047	-	22,314
Other non-interest expenses	12,466	12,456	15,587	24,922	29,419
Total non-interest expenses	108,326	106,659	130,172	214,985	263,473

Income before income taxes	108,798	125,625	110,650	234,423	199,822
Income tax expense	(34,103)	(43,025)	(40,092)	(77,128)	(68,114)

Net income	$74,695	$82,600	$70,558	$157,295	$131,708

Net income attributable to common stockholders	$74,695	$82,600	$69,889	$157,295	$130,370

Earnings per common share:
Basic	$0.38	$0.42	$0.33	$0.80	$0.61
Diluted	$0.38	$0.41	$0.33	$0.80	$0.60

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

	Quarter ended			Six-Month Period Ended
(Shares in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Selected Financial Ratios (In Percent):
Per Common Share Results:
Net earnings per share - basic	$0.38	$0.42	$0.33	$0.80	$0.61
Net earnings per share - diluted	$0.38	$0.41	$0.33	$0.80	$0.60
Cash dividends declared	$0.12	$0.10	$0.07	$0.22	$0.14
Average shares outstanding	194,405	198,130	213,574	196,257	215,294
Average shares outstanding diluted	195,366	199,537	214,609	197,441	216,433
Book value per common share	$8.13	$8.96	$10.30	$8.13	$10.30
Tangible book value per common share (1)	$7.80	$8.63	$9.94	$7.80	$9.94
Profitability:
Return on Average Assets	1.52	1.65	1.40	1.59	1.35
Interest Rate Spread (2)	4.01	3.77	3.73	3.89	3.76
Net Interest Margin (2)	4.19	3.96	3.94	4.08	3.97
Return on Average Total Equity	17.82	16.64	12.60	17.18	11.71
Return on Average Common Equity	17.82	16.64	12.68	17.18	11.77
Average Total Equity to Average Total Assets	8.52	9.94	11.13	9.24	11.55
Total capital	19.98	20.44	20.38	19.98	20.38
Common equity Tier 1 capital	17.23	17.71	17.34	17.23	17.34
Tier 1 capital	17.23	17.71	17.64	17.23	17.64
Leverage	10.18	10.35	10.51	10.18	10.51
Tangible common equity ratio (1)	7.67	8.63	9.84	7.67	9.84
Dividend payout ratio	31.23	23.81	21.39	27.45	23.12
Efficiency ratio (3)	47.69	48.82	60.64	48.25	62.45
Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	2.25	2.21	2.85	2.25	2.85
Net charge-offs (annualized) to average loans	0.21	0.24	0.27	0.23	0.35
Provision for credit losses for loans and finance leases - expense (benefit) to net charge-offs	212.50	(257.64)	(342.66)	(34.44)	(201.87)
Non-performing assets to total assets	0.76	0.79	1.20	0.76	1.20
Nonaccrual loans held for investment to total loans held for investment	0.88	0.96	1.60	0.88	1.60
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	254.42	229.33	177.91	254.42	177.91
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	462.48	421.64	533.11	462.48	533.11
Other Information:
Common Stock Price: End of period	$12.91	$13.12	$11.92	$12.91	$11.92

(1)	Non-GAAP financial measures (as defined above). Refer to Basis of Presentation above for additional information about the components and a reconciliation of these measures.
(2)	On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure).
(3)	Non-interest expenses to the sum of net interest income and non-interest income.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest income (1) / expense			Average Rate (1)
Quarter ended	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2022	2021	2022	2022	2021
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$1,530,353	$1,835,766	$1,741,167	$2,873	$820	$433	0.75%	0.18%	0.10%
Government obligations (2)	2,922,226	2,736,095	1,895,868	10,090	8,232	6,609	1.38%	1.22%	1.40%
Mortgage-backed securities	4,081,573	4,041,975	4,222,478	22,804	19,420	14,352	2.24%	1.95%	1.36%
FHLB stock	21,275	21,465	28,489	251	287	366	4.73%	5.42%	5.15%
Other investments	12,595	11,786	10,973	12	21	6	0.38%	0.72%	0.22%
Total investments (3)	8,568,022	8,647,087	7,898,975	36,030	28,780	21,766	1.69%	1.35%	1.11%
Residential mortgage loans	2,891,403	2,961,456	3,357,114	40,573	40,687	45,627	5.63%	5.57%	5.45%
Construction loans	124,070	114,732	177,688	1,768	1,524	5,108	5.72%	5.39%	11.53%
C&I and commercial mortgage loans	5,054,223	5,103,870	5,353,657	64,500	62,004	67,027	5.12%	4.93%	5.02%
Finance leases	617,399	588,200	501,734	11,410	10,912	9,322	7.41%	7.52%	7.45%
Consumer loans	2,415,215	2,338,597	2,170,538	63,724	61,151	58,745	10.58%	10.60%	10.86%
Total loans (4) (5)	11,102,310	11,106,855	11,560,731	181,975	176,278	185,829	6.57%	6.44%	6.45%
Total interest-earning assets	$19,670,332	$19,753,942	$19,459,706	$218,005	$205,058	$207,595	4.45%	4.21%	4.28%

Interest-bearing liabilities:
Brokered certificates of deposit (“CDs”)	$76,790	$91,713	$146,912	$404	$477	$768	2.11%	2.11%	2.10%
Other interest-bearing deposits	10,906,676	10,495,194	11,131,583	7,290	7,175	10,014	0.27%	0.28%	0.36%
Other borrowed funds	383,762	424,873	483,762	3,670	3,515	3,828	3.84%	3.36%	3.17%
FHLB advances	200,000	200,000	356,374	1,075	1,063	2,066	2.16%	2.16%	2.33%
Total interest-bearing liabilities	$11,567,228	$11,211,780	$12,118,631	$12,439	$12,230	$16,676	0.43%	0.44%	0.55%
Net interest income				$205,566	$192,828	$190,919
Interest rate spread							4.01%	3.77%	3.73%
Net interest margin							4.19%	3.96%	3.94%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $3.0 million, $2.6 million and $2.5 million for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest income (1) / expense		Average Rate (1)
Six-Month Period Ended	June 30,2022	June 30,2021	June 30,2022	June 30,2021	June 30,2022	June 30,2021
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$1,682,216	$1,585,468	$3,693	$782	0.44%	0.10%
Government obligations (2)	2,829,675	1,669,130	18,322	12,583	1.31%	1.52%
Mortgage-backed securities	4,061,883	3,915,238	42,224	24,082	2.10%	1.24%
FHLB stock	21,370	29,851	538	767	5.08%	5.18%
Other investments	12,193	9,116	33	15	0.55%	0.33%
Total investments (3)	8,607,337	7,208,803	64,810	38,229	1.52%	1.07%
Residential mortgage loans	2,926,236	3,425,090	81,260	91,213	5.60%	5.37%
Construction loans	119,427	195,085	3,292	8,352	5.56%	8.63%
C&I and commercial mortgage loans	5,078,910	5,392,420	126,504	133,296	5.02%	4.98%
Finance leases	602,880	491,919	22,322	18,192	7.47%	7.46%
Consumer loans	2,377,118	2,159,410	124,875	117,482	10.59%	10.97%
Total loans (4) (5)	11,104,571	11,663,924	358,253	368,535	6.51%	6.37%
Total interest-earning assets	$19,711,908	$18,872,727	$423,063	$406,764	4.33%	4.35%

Interest-bearing liabilities:
Brokered certificates of deposit (“CDs”)	$84,210	$167,814	$881	$1,757	2.11%	2.11%
Other interest-bearing deposits	10,702,072	10,918,211	14,465	21,367	0.27%	0.39%
Other borrowed funds	404,204	483,762	7,185	7,400	3.58%	3.08%
FHLB advances	200,000	397,956	2,138	4,529	2.16%	2.29%
Total interest-bearing liabilities	$11,390,486	$11,967,743	$24,669	$35,053	0.44%	0.59%
Net interest income			$398,394	$371,711
Interest rate spread					3.89%	3.76%
Net interest margin					4.08%	3.97%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $5.6 million and $5.2 million for the six-month periods ended June 30, 2022 and 2021, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Loan Portfolio by Geography

	As of June 30, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,265,653	$178,879	$407,153	$2,851,685

Commercial loans:
Construction loans	21,628	3,849	89,833	115,310
Commercial mortgage loans	1,718,961	65,918	485,234	2,270,113
Commercial and Industrial loans (1)	1,795,134	74,076	993,707	2,862,917
Commercial loans	3,535,723	143,843	1,568,774	5,248,340

Finance leases	633,781	-	-	633,781

Consumer loans	2,404,267	55,581	13,220	2,473,068
Loans held for investment	8,839,424	378,303	1,989,147	11,206,874

Loans held for sale	22,425	176	-	22,601
Total loans	$8,861,849	$378,479	$1,989,147	$11,229,475

	As of March 31, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,305,461	$181,632	$404,606	$2,891,699

Commercial loans:
Construction loans	41,176	4,244	66,488	111,908
Commercial mortgage loans	1,667,028	66,829	503,845	2,237,702
Commercial and Industrial loans (1)	1,851,527	75,399	953,330	2,880,256
Commercial loans	3,559,731	146,472	1,523,663	5,229,866

Finance leases	606,266	-	-	606,266

Consumer loans	2,302,480	53,253	14,141	2,369,874
Loans held for investment	8,773,938	381,357	1,942,410	11,097,705

Loans held for sale	27,151	232	522	27,905
Total loans	$8,801,089	$381,589	$1,942,932	$11,125,610

	As of December 31, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,361,322	$188,251	$429,322	$2,978,895

Commercial loans:
Construction loans	38,789	4,344	95,866	138,999
Commercial mortgage loans	1,635,137	67,094	465,238	2,167,469
Commercial and Industrial loans (1)	1,867,082	79,515	940,654	2,887,251
Commercial loans	3,541,008	150,953	1,501,758	5,193,719

Finance leases	575,005	-	-	575,005

Consumer loans	2,245,097	52,282	15,660	2,313,039
Loans held for investment	8,722,432	391,486	1,946,740	11,060,658

Loans held for sale	33,002	177	1,976	35,155
Total loans	$8,755,434	$391,663	$1,948,716	$11,095,813

(1)	Includes $49.4 million of SBA PPP loans, net of unearned fees of $3.3 million, as of June 30, 2022 (March 31, 2022 - $89.7 million; December 31, 2021 - $145.0 million).

Table 5 – Non-Performing Assets by Geography

	As of June 30, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$32,161	$6,455	$5,972	$44,588
Commercial mortgage	15,604	9,149	-	24,753
Commercial and Industrial	14,350	1,830	899	17,079
Construction	985	1,390	-	2,375
Consumer and finance leases	9,900	211	204	10,315
Total nonaccrual loans held for investment	73,000	19,035	7,075	99,110
OREO	37,606	4,100	-	41,706
Other repossessed property	3,709	98	33	3,840
Other assets (1)	2,809	-	-	2,809
Total non-performing assets (2)	$117,124	$23,233	$7,108	$147,465
Past due loans 90 days and still accruing (3)	$92,739	$1,625	$121	$94,485

	As of March 31, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$36,348	$6,851	$5,619	$48,818
Commercial mortgage	16,861	9,715	-	26,576
Commercial and Industrial	15,582	1,623	924	18,129
Construction	1,119	1,424	-	2,543
Consumer and finance leases	10,643	168	153	10,964
Total nonaccrual loans held for investment	80,553	19,781	6,696	107,030
OREO	39,124	3,770	-	42,894
Other repossessed property	3,654	107	62	3,823
Other assets (1)	2,727	-	-	2,727
Total non-performing assets (2)	$126,058	$23,658	$6,758	$156,474
Past due loans 90 days and still accruing (3)	$115,029	$3,638	$131	$118,798

	As of December 31, 2021
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$39,256	$8,719	$7,152	$55,127
Commercial mortgage	15,503	9,834	-	25,337
Commercial and Industrial	14,708	1,476	951	17,135
Construction	1,198	1,466	-	2,664
Consumer and finance leases	10,177	144	133	10,454
Total nonaccrual loans held for investment	80,842	21,639	8,236	110,717
OREO	36,750	3,450	648	40,848
Other repossessed property	3,456	187	44	3,687
Other assets (1)	2,850	-	-	2,850
Total non-performing assets (2)	$123,898	$25,276	$8,928	$158,102
Past due loans 90 days and still accruing (3)	$114,001	$1,265	$182	$115,448

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)

Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $15.3 million as of June 30, 2022 (March 31, 2022 - $18.0 million; December 31, 2021 - $20.6 million).

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $10.8 million as of June 30, 2022 (March 31, 2022 - $9.5 million; December 31, 2021 - $7.2 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 6 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$245,447	$269,030	$358,936	$269,030	$385,887
Provision for credit losses on loans and finance leases expense (benefit)	12,665	(16,989)	(26,302)	(4,324)	(40,745)
Net (charge-offs) recoveries of loans:
Residential mortgage	(792)	(1,146)	(1,987)	(1,938)	(4,079)
Commercial mortgage	1,216	7	(31)	1,223	(771)
Commercial and industrial	521	745	5,809	1,266	5,264
Construction	27	8	38	35	29
Consumer loans and finance leases	(6,932)	(6,208)	(11,505)	(13,140)	(20,627)
Net charge-offs	(5,960)	(6,594)	(7,676)	(12,554)	(20,184)
Allowance for credit losses on loans and finance leases, end of period	$252,152	$245,447	$324,958	$252,152	$324,958

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.25%	2.21%	2.85%	2.25%	2.85%
Net charge-offs (annualized) to average loans outstanding during the period	0.21%	0.24%	0.27%	0.23%	0.35%
Provision for credit losses on loans and finance leases to net charge-offs during the period	2.13x	-2.58x	-3.43x	-0.34x	-2.02x

Table 7 – Net Charge-Offs to Average Loans

	Quarter Ended			Six-Month Period Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Residential mortgage	0.11%	0.15%	0.24%	0.13%	0.24%
Commercial mortgage	-0.22%	0.00%	0.01%	-0.11%	0.07%
Commercial and industrial	-0.07%	-0.10%	-0.74%	-0.09%	-0.33%
Construction	-0.09%	-0.03%	-0.09%	-0.06%	-0.03%
Consumer loans and finance leases	0.91%	0.85%	1.72%	0.88%	1.56%
Total loans	0.21%	0.24%	0.27%	0.23%	0.35%

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179